PRESENTATION TO SPECIAL COMMITTEE

December 18, 2015

J.P.Morgan

This presentation was prepared exclusively by J.P. Morgan Securities (Asia Pacific) Limited ("**J.P. Morgan**") for the benefit and internal use of the Special Committee of the Board of Directors (the "**Special Committee**") of Qihoo 360 Technology Co. Ltd. (including its subsidiaries, the "**Company**") in order to assist them in connection with a potential Transaction (as defined below) proposed by Mr. Hongyi Zhou, Chairman and CEO of the Company, Mr. Xiangdong Qi, Director and President of the Company, and/or by any other potential purchasers in such Transaction (together with their affiliates and any acquisition vehicle to be established by any of them, the "**Purchasers**"), and is not on behalf of, and shall not confer rights or remedies upon, any shareholder, employee or creditor of the Company or any other person other than the members of the Special Committee and does not carry any right of publication or disclosure, in whole or in part, to any other party. This presentation is for discussion purposes only and is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by J.P. Morgan and is provided subject to the terms of the Engagement Letter dated July 6, 2015 between the Special Committee and J.P. Morgan. Neither this presentation nor any of its contents may be used or relied upon by, or disclosed, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with the prior written consent of J.P. Morgan in each instance. For purposes hereof, the term "**Company Group**" shall mean the Company, together with its subsidiaries and affiliates, and the term "**Transaction**" shall mean, whether in one or a series of transactions, (a) any merger, consolidation, joint venture, scheme of arrangement or other business combination pursuant to which the business of any member of the Company Group is combined with that of a Purchaser; (b) the acquisition by a Purchaser, directly or indirectly, of substantially all of the capital stock of any member of the Company Group, by way of tender or exchange offer, scheme of arrangement, negotiated purchase or any other means; and/or (c) the acquisition by a Purchaser, directly or indirectly, of substantially all of the assets, properties and/or businesses of any member of the Company Group, by way of a direct or indirect purchase, lease, license, exchange, joint venture or other means.

In performing our analyses, we have (i) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (ii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iii) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company's shares and other securities and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this presentation. In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

The information in this presentation is based upon public information, as well as assumptions, projections, management forecasts and other information supplied to or discussed with us by the Company and its other advisors and reflects prevailing conditions and our views as of the date hereof, all of which are accordingly subject to change. In relying on financial analyses, assumptions, projections and forecasts provided to us or derived therefrom, we have assumed that they are accurate and complete, and have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company or business to which such analyses or forecasts relate. We express no view as to such analyses, projections or forecasts or the assumptions on which they were based. The Special Committee has acknowledged and agreed that such analyses, projections, forecasts and assumptions have been used by us in preparing this presentation. J.P. Morgan's opinions and estimates constitute J.P. Morgan's judgment and should be regarded as indicative, preliminary and for illustrative purposes only. There can, of course, be no assurance that these forecasted results will be achieved. J.P. Morgan used such customary valuation methodologies as it deemed necessary or appropriate under the circumstances. No selected company or selected transaction used in our analysis is directly comparable to the Company or the Transaction. In preparing this presentation, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources or which was provided to us by or on behalf of the Company or which was otherwise reviewed by us. In addition, our analyses are not and do not purport to be appraisals of the assets, liabilities, stock, or business of the Company or any other entity. The information contained in this presentation is subject to change, completion, or amendment without notice and the delivery of such information at any time does not imply that the information contained in this presentation is correct as of any time subsequent to its date. It should be understood that subsequent developments may affect J.P. Morgan's views and that J.P. Morgan does not have any obligation to update, revise, or reaffirm the views expressed in this presentation.

J.P. Morgan makes no representations as to the actual value which may be received in connection with any transaction, nor the legal, tax or accounting effects of consummating a transaction. Unless expressly contemplated hereby, the information in this presentation does not take into account the effects of a possible transaction or transactions involving an actual or potential change of control, which may have significant valuation and other effects.

J.P. Morgan is acting as financial adviser to the Special Committee in connection with the Transaction.

Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax treatment and the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by J.P. Morgan. J.P. Morgan's policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. J.P. Morgan also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.

IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters included herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone not affiliated with JPMorgan Chase & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax-related penalties.

J.P. Morgan is a marketing name for investment banking businesses of JPMorgan Chase & Co. and its subsidiaries worldwide. Securities, syndicated loan arranging, financial advisory and other investment banking activities are performed by a combination of J.P. Morgan Securities LLC, J.P. Morgan Limited, J.P. Morgan Securities Ltd. and the appropriately licensed subsidiaries of JPMorgan Chase & Co. in Asia-Pacific, and lending, derivatives and other commercial banking activities are performed by JPMorgan Chase Bank, N.A. JPMorgan deal team members may be employees of any of the foregoing entities.

This presentation does not constitute a commitment by any J.P. Morgan entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services.

Executive summary

- On June 17, 2015, Cayman-incorporated Qihoo 360 Technology Co. Ltd. (NYSE: QIHU) ("Qihoo 360" or the "Company") announced that its Board had received a preliminary non-binding proposal from Mr. Hongyi Zhou, Chairman and CEO of the Company, CITIC Securities Co. Ltd. or its affiliates, Golden Brick Capital Private Equity Fund I L.P., China Renaissance Holdings Limited or its affiliates and Sequoia Capital China I, L.P. and/or its affiliates (collectively, the "Initial Buyer Group") to acquire all of the outstanding Class A and Class B ordinary shares of the Company not owned by them or their affiliates for US$51.33 in cash per Class A or Class B ordinary share, or US$77.00 in cash per ADS (the "Transaction")
- On July 6, 2015, J.P. Morgan was appointed by the Special Committee of the Board of Directors (the "Special Committee") as its financial advisor to assist in reviewing and evaluating the proposal
- On December 2, 2015, certain advisors of the Initial Buyer Group informed J.P. Morgan that the Initial Buyer Group has been expanded to include Mr. Xiangdong Qi, Director and President of the Company, and certain additional equity investors participating in the Transaction (collectively, the "Final Buyer Group")
- J.P. Morgan was engaged to evaluate the fairness of the Final Buyer Group's offer to the shareholders of the Company, other than Mr. Hongyi Zhou, Mr. Xiangdong Qi and any other shareholders of the Company who are members of the Final Buyer Group or who will provide financing to the Final Buyer Group, from a financial point of view

Key transaction metrics

Capitalization table (in US$mm other than offer price)	
Offer price	$77.00
No. of diluted shares outstanding (ADS mm)[1]	127.7
Equity value	9,833.8
Net debt[2]	528.3
Minority interest[2]	355.9
Unconsolidated investment[2]	(475.9)
Firm value	10,242.0

Key valuation metrics		
Offer price (US$ / ADS)		$77.00
Premium over		
Last trading day prior to offer (June 16, 2015)	66.05	16.6%
30-trading day VWAP[3]	59.08	30.3%
60-trading day VWAP[3]	58.51	31.6%
90-trading day VWAP[3]	55.32	39.2%
Based on management projections (US$mm)[4]		
2016E P / E	490	20.1x
2016E FV / EBITDA	667	15.4x

Source: Company filings, FactSet

[1] Share count information as of November 30, 2015 provided by management
[2] As of June 30, 2015 balance sheet data; cash number adjusted for cash spent on share repurchase post June 30, 2015; unconsolidated investment and minority investment adjusted for the expected full consolidation of Coolpad E-Commerce Inc, the smartphone JV with Coolpad (adjustment data provided by management)
[3] VWAP calculation based on unaffected share price till June 16, 2015, the last trading day before announcement
[4] Net income and EBITDA are management projections as of December 3, 2015 on non-GAAP basis (Non-GAAP financial measure is adjusted from results based on U.S. GAAP to exclude share-based compensation expenses and interest expense of Convertible Senior Notes, in a manner consistent with the Company's historical filings)

Qihoo 360 share price performance

Share price performance since IPO

	Since IPO[1]	3yrs	1yr	6m	Since announce-ment	3m	1m
Qihoo 360	110.3%	185.0%	19.8%	8.3%	1.9%	69.4%	14.8%
S&P500	53.8%	44.6%	2.7%	(2.0%)	(2.7%)	3.3%	1.0%



Price (US$)
Qihoo 360
S&P 500
120.00
90.00
60.00
30.00
0.00
Offer price: US$77.00
June 17 – Offer announced
September 1 – 2Q results released
110.3%
53.8%
Mar-11
Jan-12
Oct-12
Aug-13
May-14
Mar-15
Dec-15

Source: FactSet as of December 15, 2015
Note: All calculations on trading range and % change are based on closing prices
[1] Based on the closing price of US$34.00 after the first trading day

Qihoo 360 trading range before announcement



Price (US$)
Max/Min
VWAP
150.00
120.00
90.00
60.00
30.00
0.00
121.53
56.38
13.95
IPO price: 14.50
121.53
64.33
14.63
104.26
68.77
45.16
67.75
55.32
45.16
67.75
59.08
52.05
Offer price: US$77.00
66.05
Since IPO[1]
3yrs
1yr
90d
30d
1 day prior to announcement

Qihoo 360 trading range post announcement



Price (US$)
Max/Min
VWAP
150.00
120.00
90.00
60.00
30.00
0.00
71.49
60.27
42.21
71.49
64.94
53.62
71.49
68.62
62.30
Offer price: US$77.00
71.49
Since announcement to date
2m to date
1m to date
Latest closing

Overview of key financials

Management projections summary (US$mm, non-GAAP basis)

(FY ended December 31)	2012A	2013A	2014A	2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E
Total revenue	329	671	1,391	1,806	3,630	4,819	6,255	7,657	8,948	9,646	10,143	10,543	10,890	11,221
Growth %		*104.0%*	*107.2%*	*29.9%*	*101.0%*	*32.7%*	*29.8%*	*22.4%*	*16.9%*	*7.8%*	*5.2%*	*3.9%*	*3.3%*	*3.0%*
Traditional business [1]	329	671	1,371	1,658	2,002	2,417	2,898	3,360	3,851	4,088	4,234	4,361	4,473	4,593
As % of total revenue	*100.0%*	*100.0%*	*98.6%*	*91.8%*	*55.1%*	*50.1%*	*46.3%*	*43.9%*	*43.0%*	*42.4%*	*41.7%*	*41.4%*	*41.1%*	*40.9%*
Emerging business [2]	-	-	20	148	1,628	2,403	3,357	4,297	5,097	5,559	5,909	6,182	6,417	6,627
As % of total revenue	-	-	*1.4%*	*8.2%*	*44.9%*	*49.9%*	*53.7%*	*56.1%*	*57.0%*	*57.6%*	*58.3%*	*58.6%*	*58.9%*	*59.1%*
Gross profit	296	583	1,085	1,437	2,089	2,726	3,587	4,357	5,056	5,422	5,671	5,876	6,055	6,231
Margin %	*90.0%*	*86.9%*	*78.0%*	*79.6%*	*57.5%*	*56.6%*	*57.3%*	*56.9%*	*56.5%*	*56.2%*	*55.9%*	*55.7%*	*55.6%*	*55.5%*
Traditional business	296	583	1,070	1,386	1,666	2,006	2,406	2,789	3,196	3,393	3,514	3,619	3,713	3,812
Margin %	*90.0%*	*86.9%*	*78.0%*	*83.6%*	*83.2%*	*83.0%*	*83.0%*	*83.0%*	*83.0%*	*83.0%*	*83.0%*	*83.0%*	*83.0%*	*83.0%*
Emerging business	-	-	16	51	423	721	1,182	1,568	1,860	2,029	2,157	2,256	2,342	2,419
Margin %	-	-	*78.0%*	*34.5%*	*26.0%*	*30.0%*	*35.2%*	*36.5%*	*36.5%*	*36.5%*	*36.5%*	*36.5%*	*36.5%*	*36.5%*
EBIT	99	224	355	440	527	848	1,260	1,546	1,802	1,941	2,024	2,093	2,154	2,215
Margin %	*30.2%*	*33.4%*	*25.5%*	*24.4%*	*14.5%*	*17.6%*	*20.1%*	*20.2%*	*20.1%*	*20.1%*	*20.0%*	*19.9%*	*19.8%*	*19.7%*
EBITDA	116	267	437	544	667	1,046	1,680	1,996	2,282	2,433	2,528	2,609	2,682	2,755
Margin %	*35.2%*	*39.8%*	*31.4%*	*30.1%*	*18.4%*	*21.7%*	*26.9%*	*26.1%*	*25.5%*	*25.2%*	*24.9%*	*24.8%*	*24.6%*	*24.6%*
Net income	97	225	337	414	490	758	1,100	1,346	1,573	1,702	1,792	1,878	1,958	2,040
Margin %	*29.5%*	*33.5%*	*24.2%*	*22.9%*	*13.5%*	*15.7%*	*17.6%*	*17.6%*	*17.6%*	*17.6%*	*17.7%*	*17.8%*	*18.0%*	*18.2%*
Capital expenditure	69	118	170	200	500	600	600	600	600	600	600	600	600	600
As % of revenue	*20.9%*	*17.6%*	*12.2%*	*11.1%*	*13.8%*	*12.5%*	*9.6%*	*7.8%*	*6.7%*	*6.2%*	*5.9%*	*5.7%*	*5.5%*	*5.3%*

Source: Management projections as of December 3, 2015

Note: Non-GAAP financial measure is adjusted from results based on U.S. GAAP to exclude share-based compensation expenses and interest expense of Convertible Senior Notes, in a manner consistent with the Company's historical filings

[1] According to management, traditional business includes online advertising through navigation pages, search and Media V, and internet value-added services

[2] According to management, emerging business includes enterprise security business, smartphone and other hardware and hardware-enabled value-added services, and international business

Summary of implied valuation

Implied share price of Qihoo 360 (US$ per ADS[1])



Offer price
US$ 77.00 / ADS
I. Primary valuation methodologies
Discounted Cash Flow[2]
Terminal growth rate (2.5%–3.5%)
68.43
91.61
Trading multiples
2016E P / E (US$490mm[3], 18.0x – 25.0x)
69.10
95.77
II. For reference only
Transaction multiples
NTM P / E (US$490mm[3], 18.3x – 22.7x)
70.24
87.01
Trading price range
52-week range (unaffected)
45.16
104.26
Share price since offer
42.21
71.49
Precedent U.S. listed Chinese take-private
Last trading day prior to offer ($66.05, 20%–35%)
79.26
89.17
30-day VWAP prior to offer ($59.08, 30%–45%)
76.80
85.67
90-day VWAP prior to offer ($55.32, 25%–45%)
69.15
80.21
30
40
50
60
70
80
90
100
110
120

Source: Company filings, management projections as of December 3, 2015, FactSet as of December 15, 2015

Note: As of June 30, 2015 balance sheet data; cash number adjusted for cash spent on share repurchase post June 30, 2015; unconsolidated investment and minority investment adjusted for full consolidation of Coolpad E-Commerce Inc, the smartphone JV with Coolpad (adjustment data provided by management)

[1] Share count information as of November 30, 2015 provided by management

[2] Assumes WACC of 12.5% - 14.5%

[3] Net income for CY2016E based on management projections as of December 3, 2015 on non-GAAP basis (Non-GAAP financial measure is adjusted from results based on U.S. GAAP to exclude share-based compensation expenses and interest expense of Convertible Senior Notes, in a manner consistent with the Company's historical filings)

DCF analysis – management case

Discounted cash flow (US$mm)

(FY ended December 31)	Historical 2012A	2013A	2014A	Management projections 2015E	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E	2025E	Terminal year
Revenue	**329**	**671**	**1,391**	**1,806**	**3,630**	**4,819**	**6,255**	**7,657**	**8,948**	**9,646**	**10,143**	**10,543**	**10,890**	**11,221**	**11,557**
Growth %		*104.0%*	*107.2%*	*29.9%*	*101.0%*	*32.7%*	*29.8%*	*22.4%*	*16.9%*	*7.8%*	*5.2%*	*3.9%*	*3.3%*	*3.0%*	*3.0%*
EBITDA (Non-GAAP)	**116**	**267**	**437**	**544**	**667**	**1,046**	**1,680**	**1,996**	**2,282**	**2,433**	**2,528**	**2,609**	**2,682**	**2,755**	**2,837**
Margin %	*35.2%*	*39.8%*	*31.4%*	*30.1%*	*18.4%*	*21.7%*	*26.9%*	*26.1%*	*25.5%*	*25.2%*	*24.9%*	*24.8%*	*24.6%*	*24.6%*	*24.6%*
D&A	16	43	83	104	140	198	420	450	480	492	504	516	528	540	600
EBIT (Non-GAAP)	**99**	**224**	**355**	**440**	**527**	**848**	**1,260**	**1,546**	**1,802**	**1,941**	**2,024**	**2,093**	**2,154**	**2,215**	**2,237**
Margin %	*30.2%*	*33.4%*	*25.5%*	*24.4%*	*14.5%*	*17.6%*	*20.1%*	*20.2%*	*20.1%*	*20.1%*	*20.0%*	*19.9%*	*19.8%*	*19.7%*	*19.4%*
Tax rate				*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*	*17.9%*
- Tax expense				79	95	152	226	278	324	348	363	376	387	398	402
EBIAT				**361**	**432**	**696**	**1,034**	**1,269**	**1,479**	**1,592**	**1,661**	**1,718**	**1,767**	**1,818**	**1,836**
+ D&A				104	140	198	420	450	480	492	504	516	528	540	600
- CapEx				200	500	600	600	600	600	600	600	600	600	600	600
- Change in NWC				11	(164)	(26)	(6)	(6)	(43)	(24)	(17)	(14)	(12)	(11)	(11)
Unlevered free cash flow				**254**	**237**	**320**	**860**	**1,125**	**1,402**	**1,508**	**1,582**	**1,647**	**1,707**	**1,769**	**1,847**

Firm Value (US$mm)

		Terminal growth rate 2.5%	3.0%	3.5%
WACC	12.5%	11,415	11,749	12,121
	13.5%	10,170	**10,425**	10,705
	14.5%	9,141	9,338	9,553

Implied per ADS price (US$ / ADS[1])

		Terminal growth rate 2.5%	3.0%	3.5%
WACC	12.5%	86.12	88.72	91.61
	13.5%	76.44	**78.42**	80.60
	14.5%	68.43	69.97	71.64

2016E P / E

		Terminal growth rate 2.5%	3.0%	3.5%
WACC	12.5%	22.5x	23.2x	23.9x
	13.5%	19.9x	**20.4x**	21.0x
	14.5%	17.8x	18.2x	18.7x

Implied premium to per ADS offer price

		Terminal growth rate 2.5%	3.0%	3.5%
WACC	12.5%	11.9%	15.2%	19.0%
	13.5%	(0.7%)	**1.8%**	4.7%
	14.5%	(11.1%)	(9.1%)	(7.0%)

Source: Management projections as of December 3, 2015

Note: As of June 30, 2015 balance sheet data; cash number adjusted for cash spent on share repurchase post June 30, 2015; unconsolidated investment and minority investment adjusted for full consolidation of Coolpad E-Commerce Inc, the smartphone JV with Coolpad (adjustment data provided by management)

[1] Share count information as of November 30, 2015 provided by management

WACC analysis

WACC summary

	Low		High
Risk free rate[1]		2.3%	
Equity risk premium	6.0%	—	7.0%
Levered beta	1.45	—	1.75
Country risk premium	1.78%	—	1.78%
Cost of equity	**12.8%**	—	**16.3%**
Estimated pre-tax cost of debt		5.0%	
Post-tax cost of debt[3]		4.1%	
Debt/total capitalization target		10.0%	
Calculated discount rate	**11.9%**	—	**15.1%**
Selected range	**12.5%**	—	**14.5%**

Sensitivity

Cost of equity (columns) vs. Debt / total cap (rows)

Debt / total cap	13.0%	14.0%	15.0%	16.0%
6.0%	12.5%	13.4%	14.3%	15.3%
8.0%	12.3%	13.2%	14.1%	15.0%
10.0%	12.1%	13.0%	13.9%	14.8%
12.0%	11.9%	12.8%	13.7%	14.6%
14.0%	11.8%	12.6%	13.5%	14.3%

Capital structure benchmarks

Company	Market cap (US$mm)	Debt / total cap	Levered beta Barra	Levered beta Historical	Relevered historical[2]
Tencent	$179,081.7	4.5%	1.149	1.053	1.106
Baidu	$70,512.6	7.6%	1.460	1.567	1.599
Kingsoft	$3,187.1	8.5%	1.724	1.307	1.316
Cheetah Mobile	$2,602.9	0.1%	1.969	2.145	2.339
Mean		**5.2%**	**1.576**	**1.518**	**1.590**
Median		**6.0%**	**1.592**	**1.437**	**1.457**
Qihoo 360	**$9,125.4[4]**	**15.2%**	**1.470**	**1.504**	**1.431**

Source: FactSet, Barra, J.P. Morgan estimates
Note: Market data as of December 15, 2015
[1] U.S. 10-year treasury bond yield as of December 15, 2015
[2] Historic levered beta is calculated by unlevering beta for each respective company based on its current capital structure and relevering beta based on debt/total capitalization target of 10.0%
[3] Assumes pre-tax cost of debt of 5.0% and effective tax rate of 17.9% (tax rate based on management guidance as of December 3, 2015)
[4] Market cap as of December 15, 2015

Trading multiples

Company	Share price	Market cap (US$mm)	P / E CY16E
Qihoo 360 (based on offer)	**US$77.00**	**9,833.8**	**20.1x[1]**
Tencent	HK$147.50	179,081.7	24.8x
Baidu	US$199.13	70,512.6	28.9x
Kingsoft	HK$18.74	3,187.1	18.6x
Cheetah Mobile	US$17.25	2,602.9	22.2x
Mean			**23.6x**
Median			**23.5x**

Source: Company Filings, FactSet as of December 15, 2015
Note: Companies are sorted by descending market cap
[1] Net income for CY2016E based on management projections as of December 3, 2015 on non-GAAP basis (Non-GAAP financial measure is adjusted from results based on U.S. GAAP to exclude share-based compensation expenses and interest expense of Convertible Senior Notes, in a manner consistent with the Company's historical filings)

Transaction multiples

For reference only

Ann. date	Target	Acquirer	% stake	Equity value (US$mm)	P / E NTM
12-May-15	AOL	Verizon	100%	4,298	22.7x
11-Sep-14	Conversant	Alliance Data	100%	2,300	18.3x
	Median				**20.5x**

Source: Mergermarket, Dealogic, Company filings

Precedent completed take private premium for U.S. listed Chinese companies

For reference only

Premium for precedent completed transactions

Group	Company	Last close prior to offer	30-trading day VWAP	90-trading day VWAP
Cayman incorporated	Tongjitang	19.0%	22.3%	21.0%
Cayman incorporated	Chemspec	28.2%	29.2%	22.8%
Cayman incorporated	Funtalk	17.1%	34.2%	26.7%
Cayman incorporated	Shanda Interactive	23.5%	26.6%	20.6%
Cayman incorporated	CRIC	25.4%	41.9%	11.3%
Cayman incorporated	Grentech	23.0%	34.3%	45.7%
Cayman incorporated	Gushan	34.1%	28.1%	10.0%
Cayman incorporated	China Nuokang	56.8%	74.0%	102.9%
Cayman incorporated	ShangPharma	30.8%	44.8%	20.4%
Cayman incorporated	Focus Media	17.6%	36.6%	28.2%
Cayman incorporated	Syswin	28.1%	45.7%	43.5%
Cayman incorporated	3SBio	44.1%	45.7%	33.8%
Cayman incorporated	7 Days	30.6%	43.2%	42.5%
Cayman incorporated	Ninetowns Internet	66.7%	61.4%	56.2%
Cayman incorporated	Simcere Pharma	21.4%	23.1%	21.6%
Cayman incorporated	Pactera	38.8%	34.5%	14.0%
Cayman incorporated	iSoftstone	17.8%	26.4%	22.1%
Cayman incorporated	ChinaEdu Corp	19.9%	17.9%	14.0%
Cayman incorporated	Spreadtrum	39.1%	54.9%	58.2%
Cayman incorporated	China Hydroelectric	57.4%	62.5%	48.0%
Cayman incorporated	Charm Communications	17.2%	14.3%	9.1%
Cayman incorporated	RDA Microelectronics	33.3%	42.8%	56.0%
Cayman incorporated	Giant Interactive	18.5%	31.5%	37.4%
Cayman incorporated	Noah Education	26.7%	21.5%	33.5%
Cayman incorporated	Shanda Games	25.7%	47.3%	58.7%
Cayman incorporated	Autonavi Holdings	27.0%	38.6%	36.1%
Cayman incorporated	Montage Tech	31.7%	28.0%	25.8%
Cayman incorporated	Perfect World	28.2%	21.5%	6.5%
Cayman incorporated	Sungy Mobile	8.9%	19.9%	4.9%
Cayman incorporated	CMGE	7.9%	6.0%	14.9%
Non-Cayman incorporated	Sinoenergy	48.4%	46.5%	18.5%
Non-Cayman incorporated	Harbin Electric	20.2%	36.3%	37.7%
Non-Cayman incorporated	Fushi Copperweld	4.4%	1.6%	9.4%
Non-Cayman incorporated	CFS	43.8%	52.4%	28.1%
Non-Cayman incorporated	CSST	58.5%	39.1%	30.3%
Non-Cayman incorporated	Tiens Biotech Group	68.6%	44.2%	27.6%
Non-Cayman incorporated	AsiaInfo	21.0%	50.8%	38.7%
Non-Cayman incorporated	China Transinfo	12.6%	26.6%	52.6%
Non-Cayman incorporated	Zhongpin	46.6%	46.5%	40.3%
Non-Cayman incorporated	Winner Medical	32.3%	29.2%	46.4%
Non-Cayman incorporated	Yucheng	26.4%	28.0%	42.5%
Non-Cayman incorporated	LJ International	24.2%	21.4%	17.6%
Non-Cayman incorporated	Feihe International	21.3%	23.6%	22.9%
Non-Cayman incorporated	Yongye	48.2%	58.3%	83.3%
Non-Cayman incorporated	Trunkbow	24.8%	48.6%	49.3%
Non-Cayman incorporated	Camelot Information	36.7%	41.3%	67.9%
Non-Cayman incorporated	Exceed Company	19.5%	24.4%	30.4%
		Median = 26.7%	Median = 34.5%	Median = 30.3%

Source: Company filings, FactSet